CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-GPS MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

January 27, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-GPS Series (the “VV-GPS Series”) and the creation of the VV-GPS Interests (the “VV-GPS Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in January 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-GPS Series and the creation of the VV-GPS Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-GPS Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-GPS Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-GPS Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-GPS Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-GPS Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-GPS Interests

AUTHORIZED SHARES:	Minimum: 3,000 / Maximum: 3,300 Interests

SERIES ASSETS:	Glenfarclas Pagoda Series
	Wine	Vintage	Quantity	Bottle Size (ml)
	Glenfarclas Pagoda Series Sapphire	63 Year Old	1	750
	Glenfarclas Pagoda Series Ruby	62 Year Old	1	750
	Glenfarclas Pagoda Series Gold	59 Year Old	1	750
	Glenfarclas Pagoda Series Silver	48 Year Old	1	750
	Glenfarclas Pagoda Series Bronze	43 Year Old	1	750

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-GPS to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member